UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2020

CYCLACEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50626	91-1707622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connell Drive, Suite 1500
Berkeley Heights, NJ 07922
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (908) 517-7330

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 21, 2020, Cyclacel Pharmaceuticals, Inc. (the “Company”) entered into a co-placement agency agreement with Roth Capital Partners, LLC, Ladenburg Thalmann & Co. Inc., and Brookline Capital Markets, a division of Arcadia Securities, LLC (the “Co-Placement Agents”) and a securities purchase agreement with certain purchasers for the purchase and sale of (i) 1,910,000 shares of common stock, (ii) pre-funded warrants to purchase up to 2,090,000 shares of common stock, and (iii) accompanying common stock warrants to purchase up to 4,000,000 shares of common stock.

The shares of common stock and accompanying common stock warrants were sold at a combined public offering price of $5.00 per share and common stock warrant. Each common stock warrant sold with the shares of common stock represents the right to purchase one share of common stock at an exercise price of $5.00 per share.  The common stock warrants are exercisable immediately and expire five years from the date of issuance.

The pre-funded warrants and accompanying common stock warrants were sold at a combined public offering price of $4.999 per pre-funded warrant and common stock warrant. The pre-funded warrants were sold to purchasers whose purchase of shares of common stock in the public offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of the Company’s outstanding common stock immediately following the consummation of the public offering, in lieu of shares of common stock. Each pre-funded warrant represents the right to purchase one share of the Company’s common stock at an exercise price of $0.001 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until the pre-funded warrants are exercised in full. The shares of common stock and pre-funded warrants, and accompanying common stock warrants, were issued separately and are immediately separable upon issuance.

For a period of 90 days after the closing date, the provisions of the securities purchase agreement generally prohibit the Company from issuing or agreeing to issue shares of common stock or common stock equivalents other than under equity compensation plans, outstanding rights to acquire common stock or common stock equivalents, or in connection with certain acquisitions or strategic transactions.

The co-placement agency agreement provides that the Company will indemnify the Co-Placement Agents against certain liabilities. The Co-Placement Agents agreed to use reasonable best efforts to arrange for the sale of the securities being issued and sold in the public offering. The Co-Placement Agents were paid a total cash fee at the closing of the offering equal to 7% of the gross cash proceeds received by the Company from the sale of the securities in the public offering. In addition, the Company reimbursed Roth Capital Partners, LLC for certain out-of-pocket expenses incurred in connection with the offering, not to exceed $75,000.

The foregoing summaries of the offering and the securities to be issued in connection therewith, do not purport to be complete and are qualified in their entirety by reference to the registration statement and to the securities purchase agreement, the co-placement agency agreement, the form of pre-funded warrant and the form of common stock warrant, which agreements are attached exhibits, and are incorporated by reference in response to this Item 1.01.

Item 8.01	Other Events.

On April 21, 2020, the Company issued a press release announcing the pricing of the public offering, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein, and on April 24, 2020, the Company issued a press release announcing the closing of the public offering, a copy of which is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Co-Placement Agency Agreement, by and among Cyclacel Pharmaceuticals, Inc., Roth Capital Partners, LLC, Ladenburg Thalmann & Co. Inc., and Brookline Capital Markets, a division of Arcadia Securities, LLC, dated as of April 21, 2020.

1.2	Securities Purchase Agreement, by and among Cyclacel Pharmaceuticals, Inc. and the purchasers identified on the signature pages thereto, dated as of April 21, 2020.

4.1	Form of Pre-Funded Warrant.

4.2	Form of Common Warrant.

99.1	Press Release of Cyclacel Pharmaceuticals, Inc., announcing the pricing of the public offering, dated April 21, 2020.

99.2	Press Release of Cyclacel Pharmaceuticals, Inc., announcing the closing of the public offering, dated April 24, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.

By:	/s/ Paul McBarron
Name:	Paul McBarron
Title:	Executive Vice President—Finance,
Chief Financial Officer and Chief Operating Officer

Date: April 24, 2020